Exhibit 99.2

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES REVISED OFFER
FROM MAJORITY STOCKHOLDER TO ACQUIRE REMAINING
SHARES OF SECURITY CAPITAL

Greenwich, CT – October 19, 2004 – Security Capital Corporation (AMEX: SCC) (“Security Capital”) announced today that it has received a letter from Brian D. Fitzgerald making a revised offer on behalf of himself, CP Acquisition, L.P. No. 1, Security Capital’s majority stockholder, and certain of their respective affiliates to acquire all of the outstanding shares of capital stock of Security Capital not owned by them at a price per share of $10.60.  This revised offer increases the price from their $9.65 per share offer announced on August 16, 2004.

The Special Committee of the Board of Directors of Security Capital, in conjunction with its independent investment bank and independent legal counsel, will be considering the revised offer.

There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

As announced on September 10, 2004, Security Capital has also received a letter from members of the senior management of an indirect subsidiary of Security Capital, CompManagement, Inc., making an offer to acquire all of the outstanding shares of capital stock of Security Capital at a price per share of $10.50.

Security Capital also announced that it has prepaid the remaining $15 million outstanding principal amount on the $30 million senior subordinated promissory note issued to a mezzanine lender in January 2004 due to Security Capital’s belief that, as a result of changes in the market, it can readily obtain substitute financing at a lower cost.

Security Capital Corporation operates three subsidiaries in three distinct business segments.  The three business segments of Security Capital are employer cost containment and health services, educational services, and seasonal products.  The seasonal products segment is now considered a discontinued operation.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.